Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated March 22, 2000 accompanying the financial statements of Earth Sciences, Inc. when incorporated by reference to Form S-8 Registration Statement of Earth Sciences, Inc. and to the use of our name as appearing under the heading "Required Opinions and Consents" in the Registration Statement.

/s/  Hein + Associates LLP
HEIN + ASSOCIATES

Denver, Colorado
March 8, 2001